Exhibit 99

General Cable Reports Second Quarter Results

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--August 2, 2010--General Cable Corporation (NYSE: BGC), one of the most globally diversified industrial companies, reported today results for the second quarter ended July 2, 2010. Diluted earnings per share for the second quarter of 2010 were $0.45. Included in these results was $0.09 per share of non-cash convertible debt interest expense. Before the impact of this item, adjusted non-GAAP earnings per share for the second quarter of 2010 would have been $0.54.

Highlights

  Reported revenues and adjusted earnings per share of $1.2 billion and $0.54, respectively, both within the range of management’s expectation
  Seasonal demand patterns re-emerge, lifting sequential volume as measured in metal pounds sold by 8.8% as compared to the first quarter
  Substantially completed negotiations with the works councils of our various operations in Spain to permanently reduce manufacturing personnel
  Expanded presence in emerging markets as strategic investments in India, Peru, Mexico, South Africa and Pakistan progress

Second Quarter Results

Net sales for the second quarter of 2010 were $1,208.6 million, a decrease of $110.6 million, or 8.4%, compared to the second quarter of 2009 on a metal-adjusted basis. Before the impact of unfavorable foreign currency exchange rate changes of $16.3 million, net sales for the second quarter decreased 7.1% compared to the second quarter of 2009. Volume based on metal pounds sold, without the impact of incremental volume from acquired businesses, decreased 8.0% in the second quarter of 2010 compared to 2009, and was up 8.8% compared to the first quarter of 2010.

Operating income in the second quarter of 2010 decreased $2.2 million to $59.8 million compared to $62.0 million in the second quarter of 2009. This result includes charges for severance, primarily in Spain, of $11.1 million and unfavorable adjustments to estimated research and development credits in France of $3.1 million. Excluding the impact of these two items, operating margin would have been 6.1% in the second quarter of 2010 as compared to 4.7% in the second quarter of 2009 on a metal adjusted basis. Lower overall demand and lower value added pricing in many of the Company’s end markets were partially offset by the benefit of cost reduction efforts made throughout 2009 and, to a lesser extent, volume growth in certain early cycle businesses.

Gregory B. Kenny, President and Chief Executive Officer of General Cable, said, “Despite the uncertainty surrounding the nature and pace of the recovery, I am encouraged by our results in the second quarter as seasonal demand patterns re-emerged in ROW and North America, something we have not seen for a couple of years. Overall volumes were less than projected due to weaker than expected demand across a wide range of the Company’s products in May and June as well as project delays in ROW. While we remain cautiously optimistic that we have reached the trough in many parts of our business, we believe the recovery will be a slow and gradual one with periods of directional uncertainty.”

In ROW, volume as measured in metal pounds sold was down 6.6% in the second quarter of 2010 compared to the second quarter of 2009 and was up 12.9% sequentially in the second quarter of 2010 compared to the first quarter of 2010. Despite widespread stability across the majority of our ROW businesses and strong demand for low-voltage distribution cable for programs such as “Lights for All” in Brazil, volume was less than expected principally due to the delay of a number of major grid expansion projects in Brazil which have been re-scheduled to ship later in the year as well as 2011 and 2012.

In North America, volume as measured in metal pounds sold was down 9.2% in the second quarter of 2010 compared to the second quarter of 2009 and was up 13.6% sequentially in the second quarter of 2010 compared to the first quarter of 2010. The Company’s early cycle products, specifically cables for MRO, OEM and networking applications experienced a second quarter volume improvement of 4.8% compared to the prior year as measured by metal pounds sold. Sequentially, volumes in these businesses were flat in the second quarter compared to the first quarter of 2010.

“In Europe, instability in the financial markets, lingering sovereign debt concerns and tentative growth forecasts continue to subdue economic recovery. Sequentially, volume for the second quarter of 2010 was flat when compared to the first quarter of 2010. In Spain, we are in the third year of extreme recessionary conditions in the domestic construction and electrical infrastructure markets. We believe it is unlikely this market will ever return to levels experienced at the peak of the last cycle,” Kenny continued. “As a result, we substantially completed our negotiations with the works councils of the various operations in Spain to permanently reduce manufacturing personnel, which resulted in a charge of $11.1 million during the second quarter.”

The Company’s effective tax rate for the second quarter of 2010 was 36.1% which is higher than the Company’s recent effective tax rate. This increase is primarily due to the negative impact of non-deductible items resulting from French research and development credit adjustments and the tax impact of the foreign currency exchange control regulations in Venezuela.

Liquidity

Net debt was $635.2 million at the end of the second quarter of 2010, an increase of $128.3 million from the end of the first quarter of 2010. The increase in net debt is principally the result of normal seasonal investments in working capital during the quarter and, to a lesser extent, the impact on the net cash position in Europe due to the depreciation of the Euro relative to the US Dollar. The Company continues to maintain adequate liquidity to fund operations, which could include increased working capital requirements as a result of higher raw material cost inputs, internal growth, and continuing product and geographic expansion opportunities.

Preferred Stock Dividend

In accordance with the terms of the Company’s 5.75% Series A Convertible Redeemable Preferred Stock, the Board of Directors has declared a regular quarterly preferred stock dividend of approximately $0.72 per share. The dividend is payable on August 24, 2010 to preferred stockholders of record as of the close of business on July 31, 2010. The Company expects the quarterly dividend payment to be less than $0.1 million.

Third Quarter 2010 Outlook

For the third quarter, the Company expects to report earnings before the impact of non-cash convertible interest expense in the range of $0.43 to $0.55 per share. Revenues are expected to be approximately $1.15 to $1.2 billion. The Company expects sequentially flat volumes in the third quarter and lower earnings as compared to the second quarter due to the impact of a planned seasonal reduction of inventory and the traditional summer holiday period in Europe. “While our markets continue to be volatile and perhaps stabilizing, the excess capacity in the wire and cable industry and low capacity utilization rates will continue to challenge value-added pricing and income. With that said, we do see areas of encouragement in the emerging markets and are well positioned to capitalize on our recent development efforts in India, Peru, Mexico and South Africa,” Kenny concluded. Our third quarter outlook assumes a favorable impact of preferential foreign exchange treatment for copper purchases in Venezuela, incorporates the project delays in Brazil and is based on current copper prices. The earnings range reflects uncertainty around the global recovery trend and potentially volatile copper prices which in the second quarter of 2010 recorded a high of $3.63 and a low of $2.76. A reconciliation of expected GAAP earnings per share is as follows:

	Q3 2010 Outlook	Q3 2009 Actual
GAAP earnings per share	$0.34 - $0.46	$0.83

Non-cash convertible interest expense	0.09	0.15
Adjusted Non-GAAP earnings per share	$0.43 - $0.55	$0.98

Reconciliation of Non-GAAP Measures

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States, we discuss in this earnings release earnings per share for the second quarter of 2010 and 2009 as adjusted for the impact of non-cash convertible debt interest expense. This Company-defined adjusted measure is being provided because management believes it is useful in analyzing the operating performance of the business. This measure may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to accounting principles generally accepted in the United States. A reconciliation of earnings per share as reported to adjusted non-GAAP earnings per share follows:

	Second Quarter EPS
	2010	2009
EPS as Reported	$0.45	$0.59
Adjustments to reconcile EPS:
Non-cash convertible interest expense	0.09	0.15

Adjusted Non-GAAP EPS	$0.54	$0.74

General Cable will discuss second quarter results on a conference call that will be broadcast live at 8:30 a.m. ET, August 3, 2010. The live webcast of the Company’s conference call will be available in listen only mode and can be accessed through the Investor Relations page on our website at www.generalcable.com.

Effective January 1, 2010, the Company changed its method of valuing all of its inventories that used the LIFO method to the average cost method. The Company applied this change in accounting principle retrospectively to all prior periods presented herein.

General Cable Corporation (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, and communications markets. Visit our website at www.generalcable.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release, including, without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. Such forward-looking statements generally can be identified by use of forward-looking terminology such as “could,” “anticipate,” “expect,” “believe,” “will,” “project,” “lead,” or the negative thereof or variations thereon or similar terminology. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors include, but are not limited to, the economic strength and competitive nature of the geographic markets that the Company serves; economic, political and other risks of maintaining facilities and selling products in foreign countries including the impact of significant fluctuations in the value of the U.S. dollar against foreign currencies and currency devaluations; changes in industry standards and regulatory requirements; advancing technologies, such as fiber optic and wireless technologies; volatility in the price of copper and other raw materials, as well as fuel and energy and the Company’s ability to reflect such volatility in its selling prices; interruption of supplies from the Company’s key suppliers; compliance with foreign and U.S. laws applicable to our international operations; potential adverse impact from environmental liabilities; risks from liabilities assumed in acquisitions; substantial indebtedness could adversely affect our business and financial condition; potential cross-defaults on our financing arrangements if we fail to comply with covenants and other provisions of financing arrangements; impact of a downgrade in our financial strength; the failure to negotiate extensions of the Company’s labor agreements on acceptable terms; the Company’s ability to increase manufacturing capacity and achieve productivity improvements; the Company’s dependence upon distributors and retailers for non-exclusive sales of certain of the Company’s products; pricing pressures in the Company’s end markets; the Company’s ability to maintain the uncommitted accounts payable or accounts receivable financing arrangements in its European operations; the impact of any additional charges in connection with plant closures and the Company’s inventory accounting practices; the impact of certain asbestos litigation, unexpected judgments or settlements and environmental liabilities; the ability to successfully identify, finance and integrate acquisitions; the impact of terrorist attacks or acts of war which may affect the markets in which the Company operates; the Company’s ability to retain key employees; the Company’s ability to service debt requirements and maintain adequate domestic and international credit facilities and credit lines; the impact on the Company’s operating results of its pension accounting practices; volatility in the market price of the Company’s common stock all of which are more fully discussed in the Company's Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2010 as well as periodic reports filed with the Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Fiscal Months Ended		Six Fiscal Months Ended
	July 2,	July 3,	July 2,	July 3,
	2010	2009	2010	2009
Net sales	$1,208.6	$1,133.1	$2,306.6	$2,174.4
Cost of sales	1,063.9	989.4	2,024.3	1,958.6
Gross profit	144.7	143.7	282.3	215.8

Selling, general and administrative expenses	84.9	81.7	165.2	176.7
Operating income	59.8	62.0	117.1	39.1
Other income (expense)	(3.0)	6.6	(39.5)	10.1
Interest income (expense):
Interest expense	(18.8)	(22.1)	(37.8)	(44.6)
Interest income	1.1	0.6	2.2	1.8
	(17.7)	(21.5)	(35.6)	(42.8)

Income before income taxes	39.1	47.1	42.0	6.4
Income tax (provision) benefit	(14.1)	(13.1)	(22.4)	1.8
Equity in earnings of affiliated companies	0.3	0.2	0.6	0.3
Net income including noncontrolling interests	25.3	34.2	20.2	8.5
Less: preferred stock dividends	0.1	0.1	0.2	0.2
Less: net income attributable to noncontrolling interest	1.4	2.8	4.0	4.2
Net income applicable to common shareholders	$23.8	$31.3	$16.0	$4.1
Earnings per share
Earnings per common share - basic	$0.46	$0.60	$0.31	$0.08
Weighted average common shares - basic	52.1	52.0	52.1	51.9
Earnings per common share-
assuming dilution	$0.45	$0.59	$0.31	$0.08
Weighted average common shares-
assuming dilution	53.1	52.8	53.1	52.8

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
Segment Information
(in millions)
(unaudited)

	Three Fiscal Months Ended		Six Fiscal Months Ended
	July 2,	July 3,	July 2,	July 3,
	2010	2009	2010	2009
Revenues (as reported)
North America	$447.6	$394.4	$854.6	$763.6
Europe and Mediterranean	367.6	401.6	724.8	772.1
Rest of World	393.4	337.1	727.2	638.7
Total	$1,208.6	$1,133.1	$2,306.6	$2,174.4

Revenues (metal adjusted)
North America	$447.6	$455.3	$854.6	$923.7
Europe and Mediterranean	367.6	453.1	724.8	918.7
Rest of World	393.4	410.8	727.2	837.2
Total	$1,208.6	$1,319.2	$2,306.6	$2,679.6

Metal Pounds Sold
North America	73.7	81.2	138.6	163.5
Europe and Mediterranean	68.7	74.5	137.6	154.4
Rest of World	83.1	89.0	156.7	176.9
Total	225.5	244.7	432.9	494.8

Operating Income (loss)
North America	$28.6	$13.9	$59.0	$(3.8)
Europe and Mediterranean	3.6	20.3	9.5	16.2
Rest of World	27.6	27.8	48.6	26.7
Total	$59.8	$62.0	$117.1	$39.1

Return on Metal Adjusted Sales
North America	6.4%	3.1%	6.9%	-0.4%
Europe and Mediterranean	1.0%	4.5%	1.3%	1.8%
Rest of World	7.0%	6.8%	6.7%	3.2%
Total Company	4.9%	4.7%	5.1%	1.5%

Capital Expenditures
North America	$5.1	$6.5	$7.2	$16.0
Europe and Mediterranean	6.4	26.7	12.6	54.6
Rest of World	18.6	7.1	30.0	16.5
Total	$30.1	$40.3	$49.8	$87.1

Depreciation & Amortization
North America	$8.7	$8.7	$17.5	$17.4
Europe and Mediterranean	8.6	8.2	18.0	15.9
Rest of World	7.8	9.1	15.9	17.7
Total	$25.1	$26.0	$51.4	$51.0

Revenues by Major Product Lines
Electric Utility	$381.6	$370.4	$700.9	$750.4
Electrical Infrastructure	327.1	314.1	650.2	581.6
Construction	273.5	255.7	542.0	483.5
Communications	172.6	158.1	306.2	297.8
Rod Mill Products	53.8	34.8	107.3	61.1
Total	$1,208.6	$1,133.1	$2,306.6	$2,174.4

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except share data)
Assets	July 2, 2010	December 31, 2009
Current Assets:	(unaudited)
Cash and cash equivalents	$350.3	$499.4
Receivables, net of allowances of $18.6 million at July 2, 2010 and $21.9 million at December 31, 2009	948.6	903.6
Inventories	1,136.5	1,002.4
Deferred income taxes	58.3	52.6
Prepaid expenses and other	74.4	94.7
Total current assets	2,568.1	2,552.7
Property, plant and equipment, net	972.4	1,015.3
Deferred income taxes	19.0	24.1
Goodwill	163.4	157.4
Intangible assets, net	192.0	197.6
Unconsolidated affiliated companies	9.6	10.2
Other non-current assets	52.8	56.8
Total assets	$3,977.3	$4,014.1
Liabilities and Total Equity
Current Liabilities:
Accounts payable	$810.0	$762.5
Accrued liabilities	320.9	361.9
Current portion of long-term debt	111.7	53.0
Total current liabilities	1,242.6	1,177.4
Long-term debt	873.8	869.3
Deferred income taxes	184.3	209.5
Other liabilities	239.0	248.1
Total liabilities	2,539.7	2,504.3
Commitments and Contingencies
Total Equity:
Redeemable convertible preferred stock, at redemption value
(liquidation preference of $50.00 per share)
July 2, 2010 - 76,202 outstanding shares
December 31, 2009 - 76,202 outstanding shares	3.8	3.8
Common stock, $0.01 par value, issued and outstanding shares:
July 2, 2010 - 52,112,855 (net of 6,206,847 treasury shares)
December 31, 2009 - 52,008,052 (net of 6,187,527 treasury shares)	0.6	0.6
Additional paid-in capital	642.5	637.1
Treasury stock	(73.2)	(72.9)
Retained earnings	822.1	806.1
Accumulated other comprehensive loss	(86.9)	(8.9)
Total Company shareholders' equity	1,308.9	1,365.8
Noncontrolling interest	128.7	144.0
Total equity	1,437.6	1,509.8
Total liabilities and equity	$3,977.3	$4,014.1

CONTACT:
General Cable Corporation
Len Texter, Manager, Investor Relations, 859-572-8684